Exhibit 99.1

PCBA ACQUISITION, LLC TO ACQUIRE PREMIER COMMERCIAL BANK ARIZONA, N.A.

    Mesa, Arizona, March 2, 2007

Premier Commercial Bancorp (OTC Bulletin Board: PCBP.OB), majority owner of Premier Commercial Bank Arizona, N.A., and PCBA Acquisition, LLC announced today the signing of a definitive purchase agreement providing for the purchase by PCBA of all of the common stock of Premier Commercial Bank Arizona, N.A. currently held by Premier Commercial Bancorp.  Following the stock purchase, the Bank will be operated as an independent institution, unaffiliated with the Bancorp.  The total value of the transaction is expected to be approximately $11 million.  The transaction is expected to be completed in the third quarter of 2007.

Premier Commercial Bank Arizona, N.A. is a national bank, chartered by the Office of the Comptroller of the Currency and operates one banking office in Mesa, Arizona serving small business and retail banking clients.

Terms of the Acquisition

The terms of the stock purchase agreement provide for Premier Commercial Bancorp to receive $11,000,000 in exchange for all of its shares of Premier Commercial Bank Arizona, N.A., subject to a reduction in the purchase price should the book value of the Bank’s stock fall below $9,000,000.  The Bancorp currently owns 954,000 shares of the Bank.  Upon the closing of the transaction, all outstanding options will be cancelled by the Bank, with the exception of options held by Steven Ellsworth and Kevin Stevenson, who are the principals of PCBA Acquisition.  The transaction is subject to certain conditions, including regulatory approval.

About Premier Commercial Bancorp

Premier Commercial Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Its primary subsidiaries are Premier Commercial Bank, N.A., a national bank based in Anaheim, California with approximately $330 million in assets and Premier Commercial Bank Arizona, N.A., a national bank based in Mesa, Arizona, with approximately $17.5 million in assets, as of February 28, 2007. These two institutions offer a full range of commercial banking services primarily to the business and professional community and individuals located in their respective markets.

About Premier Commercial Bank Arizona, N.A.

Premier Commercial Bank Arizona is a national bank located in Mesa, Arizona, which began operations in November 2006 and has approximately $17.5 million in assets.  The Bank is was formed as a community bank and focuses primarily upon local banking service and community needs including the banking needs of small-to-medium size businesses and professionals.

About PCBA Acquisition, LLC

PCBA Acquisition, LLC is an Arizona limited liability company owned and managed by Steven Ellsworth and Kevin Stevenson, who are also executive officers of Premier Commercial Bank Arizona, N.A.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933,as amended, or an exemption therefrom.

Premier Commercial Bancorp
03/02/2007
CONTACT: Kenneth J. Cosgrove, Chairman (714) 978-2400